Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Increase in Quarterly Regular Dividend to $0.47 per Share and a Supplemental Dividend of $0.50 per Share for the Quarter Ended December 31, 2021

Dallas, Texas – September 2, 2021 – Capital Southwest Corporation (“Capital Southwest,” the “Company” or “we”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its Board of Directors (the “Board”) has increased the quarterly regular dividend to $0.47 per share for the quarter ended December 31, 2021. In addition, the Board has decided to accelerate expected future payments under the supplemental dividend program and declared a final supplemental dividend of $0.50 per share.

Bowen Diehl, President and Chief Executive Officer commented, “We are pleased to announce today that our Board has declared a $0.47 regular dividend for the quarter ended December 31, 2021, an increase of 6.8% compared to the $0.44 regular dividend already declared for the quarter ended September 30, 2021. Our recent successful capital markets activities, combined with strong credit portfolio growth and performance, give us confidence that we can continue to steadily grow our regular dividend going forward. In addition, we believe the accelerated distribution of $0.50 per share from our undistributed taxable income (“UTI”) maximizes value for our shareholders, while still maintaining an adequate UTI balance going forward. We have significantly strengthened our balance sheet capitalization since we established the supplemental dividend program in June 2018, and thus feel confident in our ability to accelerate the supplemental dividend payment at this time. Going forward, shareholders will continue to participate in the successful exits of our investment portfolio through special distributions as we monetize the unrealized appreciation in our portfolio.”

The Company’s dividends will be payable as follows:

Regular Quarterly Dividend
Amount Per Share:    $0.47
Ex-Dividend Date:    December 14, 2021
Record Date:        December 15, 2021
Payment Date:        December 31, 2021

Final Supplemental Dividend
Amount Per Share:    $0.50
Ex-Dividend Date:    December 14, 2021
Record Date:        December 15, 2021
Payment Date:        December 31, 2021

The Board has not yet declared any dividends for subsequent quarters and would only do so, in its sole discretion, to the extent the Company has excess undistributed taxable income available. No assurances can be provided that any future dividends will be declared by the Board.

When declaring dividends, the Board reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company. Under the DRIP, if the Company declares a dividend, registered stockholders who have opted in to the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

About Capital Southwest

Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $368 million in net assets as of June 30, 2021. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses and makes investments ranging from $5 million to $25 million in securities across the capital structure, including first lien, second lien, and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements

This press release contains historical information and forward-looking statements with respect to the business of Capital Southwest, including, but not limited to, the statement about Capital Southwest’s future performance and financial condition, the timing, form and amount of any distributions in the future, the prospects of our existing and prospective portfolio companies, and the financial condition and ability of our existing and prospective portfolio companies to achieve their objectives. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: changes in the markets in which Capital Southwest invests; changes in the financial, capital, and lending markets; regulatory changes; tax treatment and general economic and business conditions; uncertainties associated with the impact from the COVID-19 pandemic, including its impact on the global and U.S. capital markets and the global and U.S. economy, the length and duration of the COVID-19 outbreak in the United States as well as worldwide and the magnitude of the economic impact of that outbreak; the effect of the COVID-19 pandemic on our business prospects and the operational and financial performance of our portfolio companies, including our ability and their ability to achieve their respective objectives, and the effects of the disruptions caused by the COVID-19 pandemic on our ability to continue to effectively manage our business; and other risks, uncertainties and other factors we identify in “Risk Factors” in our Annual Report on Form 10-K for fiscal year ended March 31, 2021, and in subsequent filings with the Securities and Exchange Commission.

Investor Relations Contact:

Michael S. Sarner, Chief Financial Officer
214-884-3829